EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Announces Pricing of $300 million of Senior Notes

SYLMAR, Calif., October 18, 2010 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that it has priced its previously announced offering of Senior Notes (“Notes”).

The face value of the Notes is $300 million, with an interest rate of 7.625%. The Notes were priced at 99.258% of face value. The Notes will mature on November 1, 2018.

The Notes will be sold to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the "Securities Act"), with closing expected to occur on October 20, 2010, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Any issuance of the Notes will be subject to closing conditions.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Contacts

Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth Burk, Executive Vice President & CFO
818-362-8391